UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 10, 2004

CHANNELL COMMERCIAL CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-28582	95-2453261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26040 Ynez Road, Temecula, California		92591
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (951) 719-2600

N/A
(Former name or former address, if changed since last report)

Item 12.  Results of Operations and Financial Condition

On August 10, 2004, Channell Commercial Corporation issued a press release announcing its financial results for the quarter ended June 30, 2004.

The press release includes information relating to the historical financial performance of the registrant as measured in EBITDA. The registrant defines EBITDA as earnings before net interest expense, income taxes and depreciation and amortization. Management uses EBITDA as a relevant and useful measure to compare operating results among accounting periods. Additionally, management believes some investors consider EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes and capital expenditures. EBITDA is not a measure of financial performance under the promulgations of the accounting profession, known as “generally accepted accounting principles” or “GAAP.” EBITDA has material limitations as an analytic tool compared to net income, because, among other things, it does not include depreciation or interest expense, and therefore does not reflect current or future capital expenditures, or the cost of capital. Management compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance amongst different companies. EBITDA should not be considered in isolation from, or as a substitute for, operating income (loss), net income (loss), cash flows from operations or cash flow data prepared in accordance with GAAP.

A copy of the press release is furnished as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANNELL COMMERCIAL CORPORATION
(Registrant)

Date: August 10, 2004

/s/ Thomas Liguori
Thomas Liguori
Chief Financial Officer
(Duly authorized officer of the Registrant)

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release, dated August 10, 2004, issued by Channell Commercial Corporation.

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